December 22, 2017


Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: Berwyn Fund, Berwyn Income Fund,
Chartwell Mid Cap Value Fund (formerly Berwyn Cornerstone Fund),
Chartwell Short Duration High Yield Fund,
Chartwell Small Cap Value Fund, each a series of
The Chartwell Funds, Commission File Number
811-23244 (formerly each a series of Investment Managers
Series Trust, Commission File Number 811-21719).

Dear Sirs/Madams:

We have received a copy of, and are in agreement with, the statements being made by The Chartwell Funds, pursuant to Item 304(a) of Regulation S-K in its Form
N-SAR for the period ended October 31, 2017, captioned
Change of Independent Registered Public Accounting Firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form N-SAR.


Sincerely,



/s/ TAIT, WELLER & BAKER LLP


cc: Timothy J. Riddle, President
    The Chartwell Funds
    1205 Westlakes Drive, Suite 100
    Berwyn, PA 19312